Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 1 to Registration Statement on Form S-1(No. 333-192250), filed on Form S-3 (expected to be filed with the Securities and Exchange Commission on or about April 30, 2014) of La Jolla Pharmaceutical Company (the “Company”) of our report dated March 28, 2014 relating to our audits of the Company’s December 31, 2013 and 2012 consolidated financial statements incorporated by reference in this Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP
San Diego California
April 30, 2014